February 1995





                          BROCKER INVESTMENTS (NZ) LTD
                          SALARIED EMPLOYMENT CONTRACT

NAME:              Hal Linstrom
         ------------------------------------------------------------

POSITION:          General Manager of Mergers & Acquisitions
         ------------------------------------------------------------

RESPONSIBLE TO:    Mike Ridgeway
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LOCATED AT:        Auckland
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Enclosed:         Job Description
--------          House Rules
                  Motor Vehicle Policy - vehicle for use till 31/6/95 then
                                         Converts to Monthly Allowance.


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                          BROCKER INVESTMENTS (NZ) LTD
                          SALARIED EMPLOYMENT CONTRACT



BETWEEN:      BROCKER INVESTMENTS (NZ) LTD
              ------------------------------------------

AND           Hal Linstrom
              ------------------------------------------


COMMENCEMENT
OF EMPLOYMENT:     1 February 1995.
              ------------------------------------------

The terms and conditions contained herein supersede and replace any terms and conditions of employment that may have applied prior to the coming into force of this contract.


1.   DUTIES/RESPONSIBILITIES

A copy of your job description as attached behind outlines your duties and responsibilities of your position. Because of the changing nature of the business, other duties will be included as agreed between the parties from time to time. It is expected that those duties will be performed in accordance with the instructions of the employer and that you will devote all of your normal working hours and best endeavour to performing these duties outlined in a manner which will promote the interest of the company.


2.   HOURS OF WORK

(a) Your hours of work are a minimum of 40 per week to be worked on 5 days of the week Monday to Friday inclusive, between the hours of 8 am to 5.30 pm. Your hours of work and any conditions relating to them may be varied by mutual agreement.

(b) We will require you to work more than 40 hours per week to fulfil the responsibilities of your position. Payment for such time worked in excess of the weekly hours have been included in your salary package.

     You shall be required to work on Saturday or Sunday as required from time to time by the employer.

(c) Rest periods and meal breaks may be taken at your discretion, of up to 1 hour per day.






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3.   REMUNERATION

(a)  Your salary is $100,O00 per annum.

     Your salary will be reviewed annually.

(b) Commission - Where you reach your budgeted targets approved by the company, you will receive the agreed commission on a monthly basis. Commission will be paid on a straight line basis, based on On Target Earnings as per Company Sales Plan.

(c) Company Motor Vehicle - You shall be provided with a motor vehicle in accordance with the Company's Motor Vehicle Policy.

(d) Expenses - Expenses incurred by yourself while performing our business shall be reimbursed according to the Company Expenses Policy.

(e) Medical Insurance - You are invited to take advantage of the Brocker/Southern Cross Group Scheme.

(f) Mobile Phone - You shall be provided with a Mobile Phone in accordance with the Company's Mobile Phone policy.

4.   PAYMENT OF SALARY

(a) Your salary shall be paid monthly on the 15th of each month or the following Monday thereafter, such payment being made in advance up to and inclusive of the end of the month. Such payment shall be made by direct credit to the bank of your choice.

(b) No deduction shall be made from your salary without your consent, except for time lost through sickness or default or accident to yourself, unless required by law.

(c) We will provide you with a statement of your earnings and deductions for a pay period at your request or where there is any change to your salary payments.


5.   STATUTORY HOLIDAYS

(a) The following holidays shall be observed: New Year's Day and the day after, Anniversary Day, Waitangi Day, Good Friday, Easter Monday, Anzac Day, the birthday of the reigning sovereign, Labour Day, Christmas Day and Boxing Day in accordance with the provisions of the Holidays Act 1981.

(b) Any time worked on a statutory holiday that has been authorised by your manager shall be taken in lieu on a day that is mutually agreed upon and credited to your annual holiday accumulation.





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6.   ANNUAL HOLIDAYS

(a) Annual holidays are provided in accordance with the provisions of the Holidays Act 1981 and its amendments.

(b) At the completion of 12 months current continuous employment, you shall be entitled to an annual holiday of 3 weeks. Where your employment is terminated at the end of a period of employment which is less than one year, we shall pay you an amount equal to 6% of your gross taxable earnings, minus any holiday pay you have already received. Requests for annual leave must be submitted for approval at least 30 days in advance.

(c) Service Holiday - Where you have completed 2 years current continuous service you shall become entitled to an annual holiday of 4 weeks instead of the 3 weeks provided for in (b) above.


7.   SICK LEAVE AND DOMESTIC LEAVE

(a) After 6 months current continuous service you shall be entitled to sick pay of 7 days. After 12 months current continuous service and in each subsequent year of service you shall be entitled to sick pay of an additional 7 days.

     Sick pay shall be accumulative to up to 21 days.

(b) The company may, at its discretion, require you to provide a medical certificate for any sick leave or domestic leave absence. You shall be required to provide a medical certificate where you are absent for more than 2 days for sick leave or domestic leave absence.

(c) You shall ensure notice is given to us that you are sick or taking domestic leave, not later than one hour prior to your normal commencing time and you shall notiby us as soon as possible when a return to work is likely.

(d) We shall also have the right to require you to produce additionally, a medical certificate at the our expense, from a doctor nominated by ourselves.

(e) Domestic Leave - Where you have any unused sick leave entitlement, leave of up to 7 days per year shall be granted where you find it essential to stay at home in an emergency in the event of illness of a dependant child or spouse's illness or dependant parent or maternity confinement. Such leave shall be treated as though it was due to your own sickness and this shall be set off against your own sick leave entitlement.

(f) Sick leave and domestic leave will not be paid on a day on which a holiday is being observed.

(g) Your manager may at their discretion grant additional sick leave or domestic leave with/without pay where special circumstances exist.


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8.   BEREAVEMENT LEAVE

(a) In the event of the death of any of your immediate family, ie your spouse or defacto partner, child, stepchild, parent, brother, sister, mother-in-law, father-in-law, brother-in-law, sister-in-law, grandparent, or grandchild, we shall allow paid leave up to a maximum period of 3 days on each occasion. We may, at our discretion, ask you for confirmation of the bereavement.

(b) The company may at its discretion, grant additional leave without pay where we consider special circumstances exist.


9.   SPECIAL HOLIDAYS CLAUSE

Note that the entitlements in Clauses 7 and 8 are inclusive of and not in addition to the entitlements for Special Leave provided in Section 30 (A) of the Holidays Act 1981 and amendments.


10.  UNPAID LEAVE

Where you need to be away from work for personal reasons the company may grant limited time off work without pay. Such leave must be authorised by the company in advance. Please make a request for such leave as far ahead of the intended date as possible and talk to your manager regarding the circumstances for the leave. Such approved leave must be recorded on an official leave application form.


11.  PARENTAL LEAVE

Parental Leave shall be granted in accordance with the provisions of the Parental Leave and Employment Protection Act 1987 and its amendments.


12.  JURY SERVICE

(a) Where you are obliged to undertake jury service, the difference between the fees (excluding reimbursing payments) paid by the Court and your salary shall be made up by ourselves provided:

     (i)  That you produce the Court expenses voucher to us.
     (ii) That you return to work immediately on any day that you are not actually serving on a jury.

(b) These payments shall be made for up to a maximum of 5 days in respect of each separate period of jury service.

(c) You must advise us on the first normal work day after notification of jury service is received.


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13.  TUITION LEAVE

(a) Where, with the employer's prior written approval, you attend any job-related course during working hours, you shall be allowed paid time off. Where you pass all the necessary requirements and complete the course, the company shall reimburse you for half the cost of tuition and examination fees.

(b) Where you initiate and take tuition leave at your own request and where you terminate your own employment within 12 months of having the tuition fees or examination fees paid on your behalf, you shall reimburse the employer for fees outlaid on a pro rata basis.


14.  TERMINATION OF EMPLOYMENT

(a) Notification - Employment may be terminated with 1 months notice by either party or where the employment is terminated by either party without notice 1 months pay shall be paid or forfeited in lieu of notice. This provision shall not prevent us from summarily terminating the employment in the case of serious misconduct and/or serious breach of contract.

(b)  Deductions -

     (i) Where company issued gear or property is lost, or in our opinion wilfully damaged it will be treated as a default by yourself and we shall have the right to recover from you the cost of repairing or replacing any such items.

     (ii) Where employment is terminated by either party and the effective last day of duty is prior to the normal pay period end date, we shall be entitled to deduct or recover such salary paid in advance.

(c) Redundancy - In the event that your position is made redundant we will discuss redundancy compensation taking into consideration the particular circumstances. However compensation shall not apply in the case of technical redundancies, as stipulated in the Employment Contracts Act 1991, section 176 (5).


15.  RESTRAINT OF TRADE

You shall not, at any time within a period of 12 months of the date of termination of employment with the employer for any reason.

     (i) Be interested in or engaged in any way, directly or indirectly, in any enterprise within 50 kilometres of the Brocker Investments (NZ) Ltd sites carrying on business similar to or in competition with any business carried on by the Employer; or

     (ii) Solicit any business from or in any way approach any person, persons or company who shall have been a customer of the employer within the 12 months immediately preceding such termination.


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16.  PERSONAL GRIEVANCE/DISPUTES

We consider it desirable that any dispute over the interpretation application or operation of this contract or any grievance of any employee be resolved as quickly as possible at the place of work between ourselves.

Personal grievances and disputes shall be as defined under the Employment Contracts Act 1991. Personal Grievance procedures shall be in accordance with the First Schedule of the Employment Contracts Act 1991. Disputes procedures shall be in accordance with the Second Schedule of the Employment Contracts Act 1991.


17.  VARIATIONS

Any of the terms and conditions contained in this contract may be varied by mutual agreement.


18.  OTHER PROVISIONS

(a) I agree to abide by all Company Policies as may from time to time be in operation.

(b) I agree to work a reasonable number of hours in excess of my weekly hours as may be required by the employer.

(c) I agree, in the event of termination of my employment to the deduction from my final pay for any unreturned company property, or other debt owing to the company, whatsoever it may be.

(d) I agree, during the period of my employment or at any time thereafter, not to disclose to any unauthorised person or company, or otherwise make use of, any confidential or secret information related to or obtained as a result of my employment with the Company including, without limiting the generality of processes, customer lists, formulae, designs, new products, finances or relating to know-how, inventions, improvements or other matters connected with the products or services manufactured, marketed, provided or obtained by the Company.

19.  DECLARATION

I (full name) Jefferson Hal Linstrom declare that I have read and understand the conditions of employment detailed above and accept them fully. I further declare that I have read (or had explained to me to my satisfaction) the House Rules and accept them.

Signed: /s/ J H Linstrom                           Date:  3/4/95.
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Signed: /s/ M.Ridgway                              Date:  3/4/95.
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            FOR AND ON BEHALF OF
            BROCKER INVESTMENTS (NZ) LTD